FOR IMMEDIATE RELEASE

Contact: Susan Fisher 262-636-8434  s.h.fisher@na.modine.com

Modine Completes Debt Refinancing

RACINE, WI, August 17, 2010 – Modine Manufacturing Company (NYSE:MOD), a diversified global leader in thermal management technology and solutions, announced today that it has completed the refinancing of its long-term debt.

The company has finalized a four-year, $145 million revolving credit facility with a syndication of six financial institutions led by JPMorgan Chase Bank, N.A. as Administrative Agent, LC Issuer, Swing Line Lender and as a Lender.  Joining JPMorgan in the syndicate are U.S. Bank, N.A. and Wells Fargo Bank, N.A. as Syndication Agents and as Lenders, M&I Marshall & Ilsley Bank, as Documentation Agent and as a Lender and Associated Bank, N.A. and Comerica Bank as Lenders.  The new credit facility also includes an accordion provision of $50 million.

Concurrent with the increase in the revolving credit facility, Modine issued $125 million of 10-year, 6.83% senior notes to The Prudential Capital Group. The note agreement with Prudential also provides for the issuance of an additional $25 million in notes pursuant to a currently uncommitted shelf facility.  Modine used the proceeds from the sale of the notes to Prudential to prepay its outstanding notes that were due in 2015 and 2017.  The company elected to make a $16.6 million interest make-whole payment to retire the former notes and expects to achieve savings of approximately $4.4 million in annual interest expense

Commenting on the transactions, Modine Vice President – Finance, Chief Financial Officer and Treasurer Michael B. Lucareli said, “We appreciate the support of our lenders in the refinancing process. These new debt facilities reflect the tremendous progress we have made during the past 12 months to strengthen our balance sheet and improve our operational performance.  Further, we believe these new facilities will provide Modine greater flexibility and ample liquidity to execute our current business plans, while at the same time significantly reducing our interest costs.”

About Modine
Modine, with fiscal 2010 revenues of $1.2 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment, refrigeration systems, and fuel cells. The company employs approximately 6,000 people at 30 facilities worldwide in 14 countries.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements
This press release contains statements accompanied by phrases such as “believes and  “expects,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine’s actual results, performance or achievements may differ materially from those expressed or implied in these statements, because of certain risks and uncertainties, including, but not limited to, those described under "Risk Factors" in Item 1A of Part I of the company's Annual Report on Form 10-K for the year ended March 31, 2010 and under Forward-Looking Statements in Item 7 of Part II of that same report, and the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.  Other risks and uncertainties include, but are not limited to, the impact the current global economic uncertainty is having on Modine, its customers and its suppliers and any worsening of such economic conditions; the impact of currency exchange rate fluctuations, particularly the value of the euro relative to the U.S. dollar; the impact on Modine of increases in commodity prices, particularly aluminum and copper and its ability to pass these prices on to customers; changes in sales mix to products with lower margins; Modine’s continued ability to successfully execute its four-point plan; work stoppages or interference at Modine or its major customers; the nature of the vehicular industry and the dependence of this industry on the health of the economy; the company’s ability to remain in compliance with its debt agreements and financial covenants going forward and other risks and uncertainties identified by the company in public filings with the U.S. Securities and Exchange Commission.  The company does not assume any obligation to update any forward-looking statements.

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